Settlement Agreement


       Settlement Agreement between Jack M. Lotker (here-after referred to as you ) and Homeland Stores, Inc. (the
  Company ), dated as of August 31, 1995.

       1.   Resignation of Offices.  Effective upon
  August 31, 1995 (the Termination Date ), you hereby voluntarily resign as an officer and employee of the Company and from each other position you hold with the Company or any of its subsidiaries.

       2. Salary Payments. The Company shall continue to pay you your base salary on the same basis as it pays salary to its senior officers through August 31, 1995.

       3.   Stock Warrants.  Effective as of the
  Termination Date, the Company hereby grants you warrants to purchase 100,000 shares of the Company s Class A Common Stock par value $0.01 per share, with an exercise price of $0.50 per share (the Warrants ). The Warrants shall be immediately exercisable by you, in accordance with their terms, and shall remain outstanding until the earlier of (i) the date they are exercised by you or (ii) August 31, 2000. The remaining terms and conditions of the Warrants shall be set forth in a separate warrant agreement (the Warrant Agreement ) between you and the Company containing such terms and conditions, not inconsistent with those set forth above, as the Company shall determine. The Warrants and Warrant Agreement shall be delivered to you on or about October 23, 1995.

       4. Principal Residence Payment or Purchase. In addition to the separation payments described in paragraph 2 and the warrants described in paragraph 3, the Company shall either, at your election:

       (i) pay you a single lump sum amount equal to $188,000 (the Cash Payment ), within five business days after the date of your election of the Cash
    Option; or

       (ii) cause PHH Homequity ( PHH ) to purchase (the
     Purchase Option ) your current principal residence as recorded on the Company s books and records (the
     Residence ) for a purchase price equal to the appraised value of such Residence, at or about the time of your election, as determined by PHH (the Appraised
    Value ) and otherwise in accordance with the terms of the Company s contract with PHH regarding such Residence. If PHH purchases your Residence pursuant to this paragraph 4 and the Appraised Value is less than $575,000, then the Company shall also pay you a lump sum amount equal to the difference between (x) the Appraised Value and (y) $575,000, within five business days after the date your Residence is purchased.

Your election between the Purchase Option and the Cash
  Payment must be made in writing and delivered to the
  Company s President not later than November 17,1995.  If no such election is timely made, the Company shall pay you the
  Cash Payment as though you elected the Cash Payment on
  November 17, 1995.  If you elect the Purchase Option, the
  Company shall have no obligation to pay you the Cash Amount;
  if you elect to receive the Cash Amount (or you become
  entitled to receive the Cash Amount due to your failure to timely elect otherwise), the Company and PHH shall have no further obligation to you in respect of your Residence.
       5.   Release.  You hereby agree that, except as
  otherwise expressly set forth below, the salary payments
  made pursuant to paragraph 2, the grant to you of the
  warrants described in paragraph 3 and the Company s
  commitment pursuant to paragraph 4 (hereinafter collectively called the Settlement Payments ), are in full and complete satisfaction of all amounts due and owing to you from the
  Company and its affiliates.  In consideration of the
  Settlement Payments, you hereby release and discharge the
  Company each of its subsidiaries, parents, officers,
  directors, directors, executives, trustees, employees,
  agents and assigns from any and all claims, liabilities,
  demands or causes of actions, known or unknown, arising out of or in any way connected with or related to your
  employment with the Company, the purchase by you from the Company, and the sale by you to the Company of Common Stock, including, without limitation, any claims: (i) based on any local, state or Federal statute relating to age, sex, race or other form of discrimination (including, without
  limitation, the Age Discrimination in Employment Act of
  1967, as amended), (ii) of wrongful discharge, (iii) related to any breach of any implied or express contract (whether
  oral or written) and (iv) for intentional or negligent
  infliction of emotional harm, defamation or any other tort. However, expressly excluded from this Release are any and all claims for vested benefits under any employee benefit
  plan maintained by the Company.
       6.  Voluntary Action.   You hereby acknowledge
  that (i) you have read this Settlement Agreement (including, without limitation, the release set forth in paragraph 5 hereof),
 (ii) you fully understand the terms of this
  Settlement Agreement and (iii) you have executed this
  Settlement Agreement voluntarily and without coercion,
  whether express or implied.
       7.   No Derogatory Comments.  You agree to refrain
  from making any derogatory comment concerning the Company or any of its affiliates, or any of the current or former shareholders, officers, directors, trustees, or employees of the Company or from taking any other action with respect to the Company which is reasonably expected to result, or does result, in damage to the business or reputation of the
  Company or any of the current or former shareholders,
  officers, directors, trustees or employees of the Company.
  The Company agrees to refrain from making any derogatory
  comment about you, but expressly excluding herefrom any
  comments by the Company to enforce any rights or claims
  against you (or to defend any claims by you) which are not released in paragraph 5 above.
       8.   Confidentiality.  Without the prior written
  consent of the Company, except to the extend required by an order of a court having competent jurisdiction or under a subpoena from an appropriate government agency, you shall not disclose any trade secrets, customer lists, information regarding product development, marketing plans, sales plans, management organization information (including data and other information related to members of the Board and management), operating policies or manuals, business plans, financial records, packaging design or other financial, com-mercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of
  its subsidiaries may receive belonging to suppliers,
  customers or others who do business with the Company or any of it subsidiaries (collectively,  Confidential
  Information ) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of breach of this Agreement).
       9.   Return of Company Property.  You agree that
  upon your termination of employment you shall return to the Company all property of the Company, and all copies thereof in your possession or under your control, provided that, you may retain such documents as may assist you in the
  performance of your duties with WESCO Distribution, Inc.
       10. Entire Agreement. This Settlement Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including, without limitation, the Employment Agreement between you and
  the Company, dated as of August   , 1994) are merged herein
  and superseded hereby.
       11. Binding Effect. This Settlement Agreement shall be binding on and inure to the benefit of the Company and each of its successors and assigns. This Settlement Agreement shall also be binding on and inure to the benefit of and be enforceable by your personal or legal representa-tives, executors, administrators, heirs, distributees, devisees and legatees.
       12.  Injunctive Relief with Respect to Covenants.
  You acknowledge and agree that your covenants and obligations with respect to nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agree that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain you from committing any violation of the covenants and obligations contained in paragraph 7 through 9. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of paragraphs 7 through 9, you represent that your economic means and circumstances are such that such provisions will not prevent you from providing for yourself and your family on a basis satisfactory to you.
       13. Remedies. You acknowledge that a material part of the inducement for the Company to enter into this Agreement is your covenants set forth in Section 7 through 9 hereof. You agree that if you shall breach any of those covenants, the Company shall have no further obligation to provide you any benefits otherwise payable hereunder (except as may otherwise be required at law) and shall be entitled to such other legal and equitable relief as a court shall reasonably determine.
       14. Governing Law. The validity, interpretation, construction and performance of this Separation Agreement shall be governed by the laws of the State of New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
       15. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
                        HOMELAND STORES, INC.

  Witnessed:            By:    _________________________
  ________________
                        JACK M. LOTKER

  Witnessed:            ________________________________
  ________________